U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

P.O. Box 95012, 8726 Barnard Street, Vancouver, B.C., Canada	V6P 6A6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 274 8004

(Former name, former address and former fiscal year, if changed since last report.)

____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica announced in a News Release dated March 30, 2005, that its strategic partner Papua New Guinea Coffee Growers Federation Ltd. ("PNGCGF") has increased its co-operative membership from 39,400 to approximately 60,000 individual coffee farmers. PNGCGF is a shareholder of Coffee Pacifica. PNGCGF's shareholders are co-operatives representing approximately 60,000 coffee growers organized in various co-operatives located throughout the coffee growing areas of PNG. The increase in number of farmers is consistent with the goal of improving our ability to secure a larger supply base with the natural growth of our business.

An article in the Post Courier Online Newspaper dated March 17, 2005 in the Rural Industry Weekly section evidences the support received by PNGCGF from individual coffee farmers. The articles titled "Coffee growers society launched" states that "More than 3000 farmers from Unggai in Eastern Highlands Province met at the Orumba Community School last Thursday to witness the launch of the Fanowa Coffee Growers Co-operative society. The Fanowa Coffee Growers Co-operative is the first for the Unggai sub-district to assist farmers to enhance their work in coffee. The co-operative group also received a certificate as an affiliate to the Papua New Guinea Coffee Growers Federation, an organisation set up to assist farmers market their produce to the American market The Unggai villagers have been growing coffee randomly as a commercial crop over the years but were not organised until local man Samuel Fuemba decided to take the lead in forming the group".

As previously reported in the Form 8K filed on March 23, 2005, Coffee Pacific has effective March 29, 2005, closed the Prospectus offering of 898,628 shares of common stock at a price of $1.00 per share for a total proceeds of $898,628. All the proceeds from the sale of these shares will be used to implement Coffee Pacifica's business plan as contained in the Prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                                                                                COFFEE PACIFICA, INC.

Date:     March 30, 2005                                                     /s/ Shailen Singh

                                                                                              Shailen Singh, President & CEO